Exhibit 99.1

HEARTWARE ISSUES STATEMENT

REGARDING ENGAGED CAPITAL COMMENTS

-    Engaged Capital Analysis Is Incomplete    -

-    HeartWare Reiterates Commitment to Value-Enhancing Acquisition of Valtech Cardio    -

Framingham, Mass. – Oct. 5, 2015 – HeartWare International, Inc. (NASDAQ: HTWR), a leading innovator of less-invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today issued the following statement in response to Engaged Capital’s public comments regarding the Company’s pending acquisition of Valtech Cardio, Ltd.

“We respectfully disagree with Engaged Capital, which has been a HeartWare investor for just a few weeks, and we believe their analysis is incomplete. We remain fully committed to this strategic transaction. Our position is informed by our deep experience in the advanced heart failure market, the years of diligence we conducted on the mitral and tricuspid valve regurgitation markets, and the Company’s unique perspective on Valtech gained through our investment since 2013.

“Valtech’s differentiated mitral and tricuspid repair and replacement platform deepens our leadership in the advanced heart failure market and establishes us as a dynamic player in two of the highest-growth categories in this market today. The acquisition positions HeartWare for significantly accelerated revenue growth and provides a platform to expand our margin profile substantially over time. Since announcing the transaction, we have received overwhelmingly positive feedback from physicians who are excited about Valtech’s Cardioband, which recently received CE Mark approval, and the combination of HeartWare and Valtech.

“We are confident this acquisition will deliver significantly greater value to shareholders and patients alike than could be achieved through Engaged Capital’s recommended alternatives. We are in active discussions with our shareholders to educate them on the strategic and financial merits of the transaction. We look forward to sharing additional information about the benefits of the transaction through the upcoming filing of our registration statement and continuing our productive discussions with all our stakeholders.”

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 46 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

Participants in the Solicitation

HeartWare, Valtech and their respective directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. A description of the interests in HeartWare of its directors and executive officers is set forth in HeartWare’s proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2015. This document is available free of charge at the SEC’s website at www.sec.gov or by going to HeartWare’s Investors page on its corporate website at www.heartware.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, and a description of their direct and indirect interests in the proposed transaction, which may differ from the interests of HeartWare stockholders or Valtech shareholders generally, will be set forth in a proxy statement/prospectus when it is filed with the SEC.

Additional Information and Where You Can Find It

A new holding company will file a Registration Statement on Form S-4 containing a joint proxy statement/prospectus and other documents concerning the proposed transaction with the SEC. Investors are urged to read the joint proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by HeartWare and the new holding company with the SEC on the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and other documents may also be obtained for free by contacting HeartWare Investor Relations by e-mail at investors@heartware.com or by telephone at +1 (508) 739-0864.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the: commercialization of HeartWare and Valtech products; timing, progress and outcomes of clinical trials and regulatory approvals; research and development activities; our ability to integrate, manage and take advantage of acquired and pipeline technology; and the costs and benefits to be achieved from the Valtech transaction. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the SEC. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the SEC.

HEARTWARE, HVAD, MVAD, PAL, SYNERGY, CIRCULITE and HeartWare logos are trademarks of HeartWare, Inc. or its affiliates.

For additional information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartware.com

Phone: +1 508-739-0864

Andrew Cole/Mark Harnett/Devin Broda

Sard Verbinnen & Co

Phone: +1 212-687-8080

Email: heartware-svc@sardverb.com